Exhibit 10.16

FIRST LOAN MODIFICATION AGREEMENT

This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of May 19, 2022, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 505 Howard Street, 3rd Floor, San Francisco, California 94105 (“Bank”) and MOLEKULE, INC., a Delaware corporation whose address is 1301 Folsom Street, San Francisco, California 94103 (“Borrower”).

1.DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of March 22, 2021, evidenced by, among other documents, a certain Mezzanine Loan and Security Agreement dated as of March 22, 2021, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by (a) the Collateral as defined in the Loan Agreement and (b) the Intellectual Property Collateral as defined in a certain Intellectual Property Security Agreement dated as of March 22, 2021 between Borrower and Bank, as amended by a certain First Amendment to Intellectual Property Security Agreement dated as of the date of this Loan Modification Agreement (the “Intellectual Property Security Agreement”) (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.DESCRIPTION OF CHANGE IN TERMS.

A.Modifications to Loan Agreement.

1

As a condition precedent to the effectiveness of this Loan Modification Agreement, Borrower shall deliver evidence to Bank, satisfactory to Bank in its sole and absolute discretion, that Borrower has received, after May 12, 2022 but on or prior to the date of this Loan Modification Agreement, unrestricted and unencumbered net cash proceeds in an aggregate amount of at least Twenty Million Dollars ($20,000,000.00) from the sale of Borrower’s equity securities to investors satisfactory to Bank in Bank’s sole and absolute discretion.

2

Borrower hereby acknowledges and agrees that Borrower will deliver to Bank, each in form and substance satisfactory to Bank in its sole and absolute discretion, on or before (a) the date that is five (5) Business Days from the date of this Loan Modification Agreement, a copy, certified by the Secretary of the Borrower, of the executed written consent of the Requisite Holders (as defined in the Company’s Restated Certificate of Incorporation filed with the Delaware Secretary of State on or about the date hereof) approving the issuance of the shares of Borrower’s Series 1 Preferred Stock upon exercise of (i) that certain Warrant to Purchase Stock between Borrower and Bank dated as of the date of this Loan Modification Agreement and (ii) that certain Warrant to Purchase Stock between Borrower and SVB Innovation Credit Fund VIII, L.P. dated as of the date of this Loan Modification Agreement, and (b) the date that is thirty (30) days from the date of this Loan Modification Agreement, (i) evidence that Borrower has entered into an amendment with respect to Borrower’s Indebtedness owed to Trinity Capital Inc., which amendment reflects terms satisfactory to Bank in its sole and absolute discretion and (ii) a bailee’s waiver from ALOM with respect to the third-party location at 44660 Osgood Road. Fremont, California. Borrower acknowledges and agrees that the failure of Borrower to satisfy the requirements set forth in the immediately preceding sentence by the deadlines set forth above shall result in an immediate Event of Default under the Loan Agreement for which there shall be no grace or cure period.

3

Notwithstanding Section 6.2(d) of the Loan Agreement to the contrary, Borrower shall have until August 31, 2022 to deliver to Bank its audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (provided that such opinion may contain a “going concern” qualification typical for venture backed companies similar to Borrower) with respect to its fiscal year ended December 31, 2021.

4	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.2(b) thereof:

“Commencing on the first Payment Date following the Funding Date of the Mezzanine Term Loan Advance, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Mezzanine Term Loan Advance at the rate set forth in Section 2.3. Commencing on the Mezzanine Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay the Mezzanine Term Loan Advance in (i) monthly installments of principal over the number of months for the period commencing on the Mezzanine Term Loan Amortization Date and ending on the Mezzanine Term Loan Maturity Date, plus (ii) monthly payments of accrued interest as set forth above.”

and inserting in lieu thereof the following:

“Commencing on the first Payment Date following the Funding Date of the Mezzanine Term Loan Advance, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Mezzanine Term Loan Advance at the rate set forth in Section 2.3; provided, however, that Borrower shall not be required to make the monthly payment of interest due on May 1, 2022 (the “Deferred Interest Payment”) and the amount of the Deferred Interest Payment shall instead be due and payable on June 1, 2022. Commencing on the applicable Mezzanine Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay Tranche A in (i) thirty-six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest as set forth above. Commencing on the applicable Mezzanine Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay Tranche B in (i) thirty-six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest as set forth above.”

5	The Loan Agreement shall be amended by inserting the following new Section 6.12, appearing immediately after Section 6.11 thereof:

“6.12Financial Covenant - Net Revenue. Maintain at all times, to be tested as of the last day of each calendar quarter, aggregate Net Revenue, as determined in accordance with GAAP, for such quarter of at least (i) Twelve Million Dollars ($12,000,000.00) for the calendar quarter ending June 30, 2022, (ii) Seventeen Million Dollars ($17,000,000.00) for the calendar quarter ending September 30, 2022, (iii) Twenty Two Million Five Hundred Thousand Dollars ($22,500,000.00) for the calendar quarter ending December 31, 2022, (iv) Fourteen Million Two Hundred Fifty Thousand Dollars ($14,250,000.00) for the calendar quarter ending March 31, 2023, (v) Twenty One Million Five Hundred Thousand Dollars ($21,500,000.00) for the calendar quarter ending June 30, 2023, (vi) Nineteen Million Five Hundred Thousand Dollars ($19,500,000.00) for the calendar quarter ending September 30, 2023 and (vii) Twenty Six Million Dollars ($26,000,000.00) for the calendar quarter ending December 31, 2023.

With respect to any period ending after December 31, 2023, the Net Revenue level for each such period shall be mutually agreed by Bank and Borrower, each acting in its reasonable discretion, based upon, among other factors, budgets, sales projections, operating plans and other financial information with respect to Borrower that Bank deems relevant, including, without limitation Borrower’s annual financial projections approved by the Board. With respect thereto:

(i)Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2024 to any such covenant levels proposed by Bank with respect to the 2024 calendar year shall result in an immediate Event of Default for which there shall be no grace or cure period;

(ii)Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2025 to any such covenant levels proposed by Bank with respect to the 2025 calendar year shall result in an immediate Event of Default for which there shall be no grace or cure period;

(iii)Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2026 to any such covenant levels proposed by Bank with respect to the 2026 calendar year shall result in an immediate Event of Default for which there shall be no grace or cure period;

(iv)Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2027 to any such covenant levels proposed by Bank with respect to the 2027 calendar year shall result in an immediate Event of Default for which there shall be no grace or cure period; and

(v)Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2028 to any such covenant levels proposed by Bank with respect to the 2028 calendar year shall result in an immediate Event of Default for which there shall be no grace or cure period.”

6	The Loan Agreement shall be amended by deleting the following text, appearing in Section 8.2 thereof:

“(a)Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7(b), 6.9, or 6.11 or violates any covenant in Section 7; or”

and inserting in lieu thereof the following:

“(a)Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7(b), 6.9, 6.11, or 6.12 or violates any covenant in Section 7; or”

7	The Loan Agreement shall be amended by inserting the following new definitions, appearing in Section 13.1 thereof:

““First LMA Effective Date” is May 19, 2022.”

““Net Revenue” means revenue, as determined in accordance with GAAP, less discounts and returns.”

““Tranche A” means a portion of the principal balance of the Mezzanine Term Loan Advance outstanding on the First LMA Effective Date in an amount equal to Fifteen Million Dollars ($15,000,000.00).”

““Tranche B” means the portion of the principal balance of the Mezzanine Term Loan Advance outstanding on the First LMA Effective Date in excess of the amount of Tranche A (which, as of the First LMA Effective Date, is Fifteen Million Dollars ($15,000,000.00).”

8	The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:

““Mezzanine Term Loan Amortization Date” is the Payment Date of the twenty-fifth (25th) month following the Effective Date, provided, however, that if the Equity Event occurs on or prior to January 31, 2023, the Mezzanine Term Loan Amortization Date will be the Payment Date of the thirty-seventh (37th) month following the Effective Date.”

““Mezzanine Term Loan Maturity Date” is March 22, 2025.”

““Warrant” is, each and together, (i) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and Bank and (ii) that certain Warrant to Purchase Stock dated as of the Effective Date between SVB Innovation Credit Fund VIII, L.P. and Bank, each as amended, modified, supplemented and/or restated from time to time.”

and inserting in lieu thereof the following:

““Mezzanine Term Loan Amortization Date” is (a) with respect to Tranche A, April 1, 2024 and (b) with respect to Tranche B, April 1, 2025.”

““Mezzanine Term Loan Maturity Date” is (a) with respect to Tranche A, March 1, 2027 and (b) with respect to Tranche B, March 1, 2028.”

““Warrant” is, each and together, (i) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and Bank, (ii) that certain Warrant to Purchase Stock dated as of the Effective Date between SVB Innovation Credit Fund VIII, L.P. and Bank, (iii) that certain Warrant to Purchase Stock dated as of the First LMA Effective Date between Borrower and Bank, (iv) that certain Warrant to Purchase Stock dated as of the First LMA Effective Date between SVB Innovation Credit Fund VIII, L.P. and Bank, each as amended, modified, supplemented and/or restated from time to time.”

9	The Compliance Statement appearing as Exhibit B to the Loan Agreement is hereby replaced with the Compliance Statement attached as Schedule 1 hereto.
B.

Waiver. Bank hereby waives Borrower’s existing defaults under the Loan Agreement by virtue of Borrower’s failure to make the payment of principal and interest with respect to the Mezzanine Term Loan Advance that was due on May 1, 2022 as required pursuant to Section 2.2(b) (for clarity, the obligation to make such payment of interest on the terms set forth in this Loan Modification is not waived, only the failure to make such payment on May 1, 2022 is waived).

4.FEES AND EXPENSES. Borrower shall reimburse Bank for all documented legal fees and out-of-pocket filing and search expenses reasonably incurred by Bank in connection with this amendment to the Existing Loan Documents.

5.RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the Intellectual Property Security Agreement, and acknowledges, confirms and agrees that the Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the Intellectual Property Security Agreement, and shall remain in full force and effect.

6.PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate of Borrower dated as of May 19, 2022 (the “Perfection Certificate”), and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof. Borrower hereby agrees that all references in the Loan Agreement to the “Perfection Certificate” shall hereinafter be deemed to be references to the Perfection Certificate as defined herein.

7.CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8.RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.RELEASE BY BORROWER.

A.

FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Loan Modification Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

B.	In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C.

By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

D.

This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Loan Modification Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

E.	Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:
1

Except as expressly stated in this Loan Modification Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Loan Modification Agreement.

2	Borrower has made such investigation of the facts pertaining to this Loan Modification Agreement and all of the matters appertaining thereto, as it deems necessary.

3The terms of this Loan Modification Agreement are contractual and not a mere recital.

4

This Loan Modification Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Loan Modification Agreement is signed freely, and without duress, by Borrower.

5

Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

10.CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11.COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

MOLEKULE, INC.		SILICON VALLEY BANK

By:	/s/ Jonathan Harris	By:	/s/ Sheila Colson

	Name: Jonathan Harris		Name: Sheila Colson

	Title: Chief Executive Officer		Title: Managing Director

Schedule 1

EXHIBIT B

COMPLIANCE STATEMENT